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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

          Consent Statement Pursuant to Section 14(a) of the Securities and Exchange Act of 1934 (Amendment No. )


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     14a-6(e)(2))

[ ]  Definitive Proxy Statement

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[ ]  Soliciting Material Pursuant to sec. 240.14a-12

                                 NEOPHARM, INC.
                (Name of Registrant as Specified in its Charter)
                              JOHN N. KAPOOR, Ph.D.
   (Name of Person(s) Filing Consent Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE


            ISS RECOMMENDS NEOPHARM, INC. (NASDAQ:NEOL) STOCKHOLDERS
                 REMOVE OTHER INCUMBENT DIRECTORS AND RECOMMENDS
                           ELECTION OF KAPOOR NOMINEES


LAKE FOREST, IL - October 18, 2004 -John N. Kapoor, Ph.D. today announced that a recently released proxy analysis by Institutional Shareholder Services ("ISS"), the nation's leading independent proxy advisory firm, recommended that clients holding NeoPharm, Inc. ("NeoPharm") shares support his efforts and consent to removing incumbent directors Erick E. Hanson, Sander A. Flaum, Dr. Matthew P. Rogan and Dr. Kaveh T. Safavi (the "Other Incumbent Directors") from NeoPharm's board of directors and replacing them with Dr. Kapoor's nominees, Mr. Brian Tambi, Mr. Ronald Eidell and Dr. Bernard A. Fox (the "Nominees"). ISS also recommended in favor of the other proposals set forth in Dr. Kapoor's consent solicitation.

The recommendations of ISS are relied upon by hundreds of major institutional investment firms, mutual funds and other fiduciaries throughout the country. In conducting its analysis and reaching its recommendations ISS held extensive discussions with the Other Incumbent Directors, Dr. Kapoor, the Nominees and NeoPharm's CEO, Greg Young, and CFO, Larry Kenyon.

Dr. Kapoor is one of the founders and a director of NeoPharm and, together with his wife, its largest stockholder. Dr. Kapoor was quoted as saying: "I am extremely pleased to have the endorsement of ISS. ISS is a truly independent, objective, and highly respected, third-party advisory firm and its analysis and recommendation to NeoPharm holders are well-reasoned and compelling. It is clear from the ISS report that I am not the only one who is fed up with the `do nothing' style of the Other Incumbent Directors." In its report ISS said, "the contribution of the four incumbent board members has been minimal and as a board, they have failed to provide guidance and supervision to management on critical issues..."

Dr. Kapoor also indicated that he was happy to see ISS's reaction to his plan to reduce the cash burn rate of NeoPharm. In its report ISS said "we were positively impressed with the level of detail behind [Dr. Kapoor's] estimates" and, in another section of the report it said "[w]e would have preferred to see the same sense of urgency from the incumbent board, which has not yet discussed in detail the plan which resulted in the recent press release on the expected 2005 loss."

Dr. Kapoor also stated, "stockholders should also be aware and understand that ISS did not and you should not buy into the allegations, misinformation and spin of the Other Incumbent Directors regarding my plans and objectives for your company and their suggestions that if I am successful in my consent solicitation the result will be disruption of management and critical clinical trials." The ISS report stated: "We believe that Mr. Kapoor's significant ownership in NeoPharm aligns his interests with shareholders and that a change in board control at this stage would not threaten progress on IL-13."

With respect to the disruption issue, Dr. Kapoor continued by saying: "This is a very professional and capable management group. I have worked closely with most of them for years and I look forward to working with the new CEO, Greg Young, and continuing to work with this

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management team under Greg's direction to get NeoPharm back on track." Dr.
Kapoor also noted: "The management and employees of NeoPharm, like other stockholders, have lost tremendous value during the catastrophic drop in stock price this year and for many of them their stock options are under water. My interest is also firmly aligned with theirs in setting NeoPharm on a sustainable course for the future."

Dr. Kapoor continued: "I did not commence this solicitation in order to keep Greg Young from having time to develop and implement a plan as the Other Incumbent Directors have suggested. Rather, I commenced this solicitation in order to ensure that there would be a viable and realistic plan to implement. The Other Incumbent Directors have no plan and are not interested in developing one. They were never interested in my plans and they have shown little or no interest in having management develop a plan. Their attitude is the same as always: do nothing. An active and engaged Board does not mean disruption. It means good governance and a bright future for NeoPharm."

Dr. Kapoor concluded by saying, "I believe that ISS correctly found that the true issue in this consent solicitation is: `Who is more likely to restore and enhance value for NeoPharm stockholders in the future?' ISS's answer: the Nominees and myself. Together, we will work actively with management to implement the reforms that NeoPharm so desperately needs. I urge NeoPharm stockholders to sign, date and return the WHITE consent card today, consenting to the election of the Nominees and removing the Other Incumbent Directors from NeoPharm's board."

For more information about how to execute and deliver your consent, or if you have any questions or require any assistance, please contact our consent solicitor, Innisfree M&A Incorporated, toll-free at 1-888-750-5834.

Source:  EJ Financial Enterprises, Inc.
         Michael L. Babich (847) 296-8665 ext. 120